                                                                    EXHIBIT 99.2

                                   AVIALL INC.

                                   MAY 1, 2003
                                 10:00 A.M. CDT


COORDINATOR                Good morning and welcome to the Aviall first quarter
                           earnings release conference call. All participants will be on a listen-only mode until the question and answer portion of today's conference. At that time, you will be instructed how to ask a question. This conference is being recorded. If you have any objection, you may disconnect at this time. I would now like to introduce your moderator for today, Mr.
                           David Leedy. Sir, you may begin when ready.

D. LEEDY Thank you. Good morning and welcome to Aviall's first quarter 2003 conference call. As was said, my name is David Leedy and I'm the Director of Investor Relations for the company. We will, as usual, be discussing both historical and forward-looking information during this call. Please refer to Aviall's recently filed Form 10-K to review the company's policy on forward-looking statements. I would also like to remind you that this call will also be incorporated by reference in a Form 8-K, which will be filed with the SEC. Now, I'd like to introduce Mr. Paul Fulchino, Aviall's Chairman, President and Chief Executive Officer, who'll give us some opening remarks and then that will be followed by our usual question and answers period. Paul.

P. FULCHINO                Thank you, David. Good morning everyone. Thank you
                           for joining us on the conference call to discuss
                           Aviall's first quarter performance. The call today will be very straightforward. I'll begin with Aviall's financial performance reported earlier this morning, offer a few broad comments related to our business and then take your questions.

                           Joining me today, Colin Cohen, Vice President and Chief Financial Officer, Jacque Collier, Vice President and Controller and our two operating heads, Dan Komnenovich, Executive Vice President and Chief Operating Officer of Aviall Services and Bruce Langsen, President of ILS.

                           Let's talk about the first quarter 2003. Aviall has again turned in another strong performance, meeting our expectations for the period. We are particularly pleased that the company continues to do well in what remains, at best, an unsettling aviation operating environment, which it seems to have to deal with new challenges all too regularly. It is very gratifying that we have been able to meet head on all of the curves that the industry has thrown at us. Essentially, all the measures of our operations--revenues, margins, productivity-have continued to move in a very positive direction and we've been able to steadily add to the healthy momentum we've been gathering over the past two years.

                           We believe, as a company, we have demonstrated strong execution of the business opportunities we have had and our financial results, as a consequence, have followed suit. We also believe that we're able to show the financial markets a noteworthy track record of consistent performance that is a reflection of the strength of the model that we have adopted.

                           Let's turn to the first quarter's results. The company's net earnings jumped 58% to $7.2 million, versus $4.5 million for last year same period. Total Aviall revenues improved to $251.5 million. Total company S&A, as a percent of revenue, fell another 430 basis points, dropping to 10%, even after the inclusion of an increased provision for doubtful accounts in the quarter.

                           In terms of segments, Aviall Services' revenue jumped 52% year-over-year and ILS's ... rose 7%, increasing sequentially for the fifth successive quarter. As I mentioned, Aviall Inc.'s net earnings for the first quarter was $7.2 million, up 58%. Earnings per share was $0.22 for the first quarter, versus a loss of $0.93 for the first quarter of 2002.

                           As you recall, the 2003 EPS figure includes the impact of paid in kind dividend for our participating convertible preferred shares. Last year's first quarter EPS amount included both a similar paid in kind dividend, as well as the impact of the one-time $20.5 million non-cash deemed dividend related to the initial issuance of the preferred shares.

                           On the sales side, Aviall Services' first quarter revenues were up 52% to $244.5 million, versus $161 million for last year. You should note that the 2002 sales did not include $40 million during the quarter of T56 program transition phase in sales that were made directly by Rolls-Royce to the military.

                           Even if one added back those sales into the reported 2002 figure, Aviall's first quarter 2003 revenues would still have shown a very strong 22% year to year increase, reflecting real increases in Rolls-Royce T56 engine volumes, the incremental effect of our new Honeywell product lines and, we believe, continued growth in our market share in general aviation.

                           At our ILS business unit, our global economic marketplace, the news was also good. Revenues rose 7% year-over-year, once again breaking $7 million for a quarter for the first time since the second quarter of 2000. The first quarter was also the fifth consecutive sequential quarter in which ILS's revenues have risen and the unit's operating income margin, as a percent of sales, also rose to 33.8%.

                           Moving down the income statement, the company's lower overall gross profit margin was due to the higher portion of military-based T56 sales in our sales mix. However, with a much higher sales volume, our gross profit was up $5.2 million or 14% for the quarter, amounting to $42.3 million.

                           The final area, selling and administrative expenses, increased only $1.2 million year-over-year, which, combined with the higher sales level, allowed S&A expense as a percent of sales to fall now below 10%, a 430 basis points year-over-year reduction and 190 basis point reduction versus the fourth quarter of 2002. The $1.2 million net S&A increase arises primarily from an additional provision for doubtful accounts in our airline sector.

                           To put this in still another perspective, S&A expense rose year-to-year at less then 5% versus a 50% increase in Aviall's total sales, or better than a one to ten ratio. In dollar terms, we handled approximately $84 million in additional sales year to year for only $1.2 million of additional S&A expense, or about only $0.014 of additional dollar of sales. We believe this is a clear reflection of the tremendous scalability of our business model and of the success we have been building.

                           Let me finish up quickly with a few words on our current outlook. On our last conference call, we provided guidance as to our expectations this year for net earnings and earnings per share from continuing operations. In the 10-K recently filed, we gave a projected figure for cash flow from operating activities and after investing activities.

                           Our first quarter results are in line with these projections and, as I mentioned when I began my remarks, each new quarter seems to bring a new challenge to the aerospace community with much potential to affect industry performance. The current conditions are shaping up to be no different in that respect.

                           For example, global tensions have elevated because of international events and the recent health-related SARS scare, bringing more issues to bear on the psyche of air travelers and their propensity to fly, may have obvious ramifications for the airline industry. Fortunately for Aviall, there are strong mitigating factors. Our reliance on the commercial airline sector has greatly diminished over the last 15 months as a consequence of our gains in government defense-related business and the growth in our general aviation marketplace.

                           In our general aviation market, as an example, we believe we have increased market share in many of the GA products we sell. All of these are major positives for Aviall. Nonetheless, current times call for continued caution as to projections and forward-looking statements and the climate for even short-term forecasts remains particularly volatile. Thus, we choose to maintain a cautious, conservative approach in this regard. Our guidance for the time being will remain the same. With that, I'd like to open up the line for questions and the operator will describe the procedure for your participation.

COORDINATOR                Thank you. At this time we are ready to begin the
                           formal question and answer portion of today's conference. If you would like to ask a question, you may press *1 on your touch tone phone. You will be announced prior to asking your question. Our first question comes from Kyle Krueger from Apollo Capital.

K. KRUEGER                 Good morning, David, Paul. Nice quarter.

P. FULCHINO                Thank you.

K. KRUEGER                 I have a question on commercial aviation business.
                           It's clear that the strong get stronger in a difficult environment and you guys are clearly emerging as the strongest player in differentiating yourself through market share gains, and it was clearly a brilliant move to significantly increase the exposure to the military business when you did.
                           The question is: How did commercial actually perform during the quarter if you separate that out, as kind of an indication of the extent to which you outperform the industry, I guess?

P. FULCHINO                I'd like to have both myself and Dan participate in
                           this question, Dan Komnenovich, who has the bulk of that responsibility. I'm going to qualify it by saying that you're seeing a North American picture that looks pretty pessimistic and an emerging picture in Europe and in Asia that, at different rates of velocity, are showing some of the signs of North
                           America.

                           Please understand that Aviall's airline business is global, that we are serving, literally, over 300 accounts that buy airline business and one of the wonderful things I talked about the last couple of calls was that our business penetration to each of these airlines allows us to have no greater amount of business with any one airline that is any more than a couple of percentage points of our total revenues.

                           If you pull aside perhaps Delta and United and American as being sort of larger than others, even though the top 35 airlines have 75% of the spending power, our investment in inventories in each of these people, that we continue to serve today and we watch very carefully and we have some good credit systems in place for it, it's not disproportionate. We're not spending the 30/75 that we talked about. We have pretty much good staple arrangements.

                           Most of the airlines that we do work with fly between $1 million and $3 million of outstanding revenues per year and they may be a little bigger with the North American large trunk carriers, but we don't have a big deal with any one carrier. So I want to preface that by saying that we have natural hedges in that we serve all airlines and not all of them are experiencing what the Uniteds and the Americans are experiencing right now. With that in mind, we have had an impact on our airline business and I'll let Dan walk you through what seems to be the picture there.

D. KOMNENOVICH             Kyle, just a couple numbers for you, we're looking at
                           it really in two ways. If you take just the base airline business, and that is without additional product lines that we've added, specifically the Honeywell business, we were down about 6.5%, which we deem to be pretty darn good performance considering the overall market segment. When you add in the Honeywell products, which are in the airline segment, then we're up about 9.5% year-over-year. So you actually see in the segment positive, a pretty robust number, 9.5% year-over-year with the new product offerings.

P. FULCHINO                I would compliment that comment by saying that as
                           scaleable as Aviall is, when the airlines get the tough times, not unlike some of our general aviation customers, they move their inventory one echelon back to Aviall. They basically say, "I know I can get the product from Aviall. I'm not going to keep my in-stock situation as high as it was before where I can stock for periodic reorders." They are basically operating hand to mouth and Aviall becomes a preferred selection for them, so we're actually getting some transition business now that we didn't get before as a result of that, offset by the reduced buying.

K. KRUEGER                 For the quarter, if your figure, on a same-store
                           sales basis, is down 6.5% ex the beneficial effect the new Honeywell product lines, what was the industry down during that period of time? I would imagine you look at something like take offs and landings as the best measure of what the industry did. I'll get off after the following question. Are we at the point now where we've geared up for Iraq, will the military business start to soften from here?

P. FULCHINO                There are two questions in there. Our 6% is against
                           everybody else's 18% to 20% on the airline, same period, same store growth or decline. We do not think that the military is going to let up. We think there'll be different applications. Supporting the front line in Iraq was the tail end of the situation of logistics support. There's an enormous amount of reconnaissance activity, training missions, transport flying, continued troop support that's going to go on for several years and we continue to think, and so do our counterparts at Rolls-Royce and other people who participate in the military like some Honeywell folks, they feel that this level of activity is going to continue for quite some time.

K. KRUEGER                 Thank you. Great quarter.

COORDINATOR                Our next question comes from Peter Arment from JSA
                           Research.

P. ARMENT                  Good morning everyone. Great quarter.

P. FULCHINO                Thank you.

P. ARMENT                  Paul, speaking of your scalability comments, how is
                           the environment right now for other long-term agreements and if you are in any discussions, if you can give us any color on what stage some of those negotiations may be at?

P. FULCHINO                Peter, I'd characterize the kit bag right now as
                           being very full of small, medium - small, the $1
                           million to $2 million, the medium, $5 million to $10 million and the ones that are, we think, significant commitments that would possibly trigger another financing in the $20 million to $50 plus million category.

                           We think they are as much now as they were a year ago and perhaps, a little bit more. We think the decision-making is slower. I think that that is just a function of two things. It's a function of people being very reluctant to get decisions made today because of capital constraints and concerns and change; change in general brings, in their view, some risk.

                           The second reason that they are slower to make decisions is there have been a lot of reorganizations going on. Most of these opportunities are with the medium and the larger OEMs and there's been an enormous amount of reorganizations, changes in responsibilities, cut backs going on. One we know in particular, we have been talking to them for six months and we've been through three point men to talk to about the opportunity. I think we have a stronger value proposition. It's taking longer. We're excited about some of the opportunities and still hopeful that we're going to continue on the trend that we have in the last couple of years.

P. ARMENT                  Okay. The larger opportunities you mentioned would be
                           triggering a financing aspect. Could you give us a little more color on how the market is for that for Aviall?

P. FULCHINO                We're happy with our liquidity position right now.
                           It's better than we thought it would be a year ago, but I think if you piled together two or three of these opportunities and had over $60 million, $80 million, $100 million of requirements, it would give me the opportunity in a hot market, which I think everybody on this phone call would agree that the market for attractive financing now both at the senior debt level and at the sub debt level is very attractive, it would give me the opportunity to strengthen the balance sheet with additional financing that would meet the new requirements, plus reorganize my debt structure in such a way that I would significantly lower my weight of cost of capital.

P. ARMENT                  Yes, any in terms of how much that would be coming
                           down by in terms of your interest costs, borrowing costs?

P. FULCHINO                I'm going to let my financial officer talk about
                           that.

C. COHEN Peter, if you do the analysis based on the current data associated with our equity, it could drop the weighted average cost by around 1% or more based on the current yields in the high yield market for both senior notes and senior subordinated. The effect of coupons that paper like ours might look like if we were to speculate on a rating would be something probably north of 8% and less than10%; that's probably a good range. We'd certainly be able to replace the current 14% paper with something in that range and the real question is how much more than that we would do to meet needs and make sure that we had the liquidity associated with our bank debt available to run the business.

P. FULCHINO                The 150 basis point reduction is really an all in
                           number, Peter, when it takes all the cost of equity and if we're going to get some additional funds that we know would give us the ability to have another couple of contracts come forward where we wouldn't have to go through another triggered financing.

P. ARMENT                  Okay, great. Well, congratulations on another good
                           quarter.

P.FULCHINO                 Thank you.

COORDINATOR                Our next question comes from Andrew Goffe from OSS
                           Capital.

A. GOFFE Hello, good morning. I'm a little bit confused by the commentary you gave, Paul. I'm just trying to think through what, for instance - I imagine the first quarter you had some problems because of Iraq and so on and I would think that would more than offset any kind of increased problems going forward from SARS or whatever. I just don't understand where the caution is coming from per se and in what areas in particular. I guess that's the main question.

P. FULCHINO                Andrew, there's nobody that's walking around the
                           business today that doesn't feel some pressure with an increased concern of the flying public about the flying experience. People would argue that there are not as many passengers traveling in commercial airlines today as there were a year ago or two years ago. So there's concern number one, the level of activity in airlines is down.

                           Concern number two is we don't need another jolt. I don't really want to go through another activity that stops people in its tracks and says, "I don't know that I want to fly." If this continues and sustains itself over a period of time, you're going to find people changing their habits. I do think the flying confidence is starting, at least there's a mushrooming of feeling that, while this stuff seems to be over with -- we have SARS contained in all but one country around the world; the war is essentially over; we seem to have contained terrorist activity - that level of concern, which I would be naive if I didn't think that was right real.

                           How does it play to our airline business Dan described? There's no reason in the world we should be 6% down in the same period last year in revenues. We thought if everything was moving forward six months ago, one would think we'd be 6% ahead, but the reality is people have stopped flying just a little bit more because of some concerns and that's a reality. We think that will change, so we do have real concerns.

                           On the military side, I think it's positive. I'm offsetting all of that with a positive. When I say we are not changing our guidance, we have an ambitious plan this year. If you recall, we said we're going to grow; we're going to increase our earnings by 7% or 8% year-over-year, which is probably the top quartile of all other performers in this industry, ranked along with the top aerospace defense companies in terms of earnings growth.

                           We are going to continue with that. I would love to come back next quarter and increase that guidance, but I'm the kind of person that likes to meet my expectations and I don't want to make that change unless I feel that all the signs are positive. We have real concerns out there and, although we're outperforming most against those concerns, they are still concerns.

A. GOFFE I guess what I'm trying to understand though is, is what you're saying that you would have increased the guidance given these numbers except for these concerns?

P. FULCHINO                No, I'm not saying that at all.

A. GOFFE You're not, okay. I guess the other thing I'm just trying to understand better is, can you talk about the gross margin percentage and where you see that going? What's going on there?

P. FULCHINO                Well, I take gross margin and I take operating income
                           in the same playing book. I take a look at the incremental expense associated with taking on business. My rule is I am interested in getting double-digit operating income from anything we do. So if it is a 15% gross margin product, but it only has 3% SG&A associated with it, it sounds to me like we could make a go of it. But I will not take a 20% margin product that has an enormous amount of expense associated with it--computer development, extra services, onsite presence--all these things that would end up having that become a single-digit responsibility.

                           Nor will I reduce the price of a product to low double-digits just to maintain that business with a particular airline or some other account who feels like I should give at the bank. We're in a position where we have done well by being very disciplined about price and displaying that we can bring some value to an organization, save them costs by using us. We've been pretty convincing about keeping our margins.

                           What you're seeing in margin dip year-over-year is strictly a mix issue. It's a mix of heavy military business, as opposed to a year ago and you'll see that the operating income levels have either remained the same or increased, depending on what period you're talking about. So it's operating income, eventually your EBIT and your NAT, which are what counts, and I'm watching the expense against the gross margin very carefully.

A. GOFFE                   Okay, thank you.

P. FULCHINO                Thank you, Andrew.

COORDINATOR                Our next question comes from Mike Christodolou from
                           Inwood Capital.

M. CHRISTODOLOU            Good morning, Paul. I have a question on the
                           additional receivables reserve that you took. I guess it looks like it nicked earnings by a penny and one-half or so and it continues to look like you're keeping these commercial customers on a short leash.
                           Could you maybe quantify for us, and you've offered some of this up over the past several calls, if you took the major six guys that are representing all the headline risk right now--American, U.S. Air, United, Delta,

                           Northwest-what percentage would those guys be on a net basis of your $100 million in receivables?

C. COHEN This is Colin. I'm trying to answer your question, Mike. I think your question is: What is the proportion of our total $100 million in receivables that is out to the six top guys?

M. CHRISTODOLOU            Yes, I'm just trying to get a sense for, basically,
                           how well you guys are sleeping at night given what's going on in the commercial side of the business.

C. COHEN Let me dimension your question just slightly differently because the marketplace is not as simple as that. The top six guys also have affiliated with them their commuter operations. Some of those commuter operations are subsidiaries, some of them are just trading partners. United is a good example of a trading partner and American is an example of a subsidiary, as ComAir is a subsidiary of Delta and functions as Delta Express today. It's not as simple an answer as you might think.

                           On broad terms and this is essentially a non-GAAP answer, so from a disclosure perspective, it's not something we would ordinarily provide without a substantial amount of definition material, but you could say on the broad terms that our percentage exposure to the top six U.S. airlines on the receivables basis, including those items which are representative affiliates, is probably 6% or 7% at any one time.

                           One of the reasons why Paul was introducing the level of caution to the previous question that Andrew had posed is because we could do just a ton more business with these guys if we're willing to take the credit risks. We're not a large supplier to them, so the amount of information we receive as a result is ordinarily limited and therefore, we're not in a position to get some of the knowledge that might allow us to improve our information to the point that we would be willing to take those risks.

P. FULCHINO                We started the conversation, Mike, by saying we're on
                           a short leash. We have a formula that we've imposed for the high credit risk operators that basically allow them to buy from us at a certain rate against receipt of receivables. So we are keeping a balance between receivables in and shipments out that actually keeps that 6% number down to 6%. It could get out of hand to 10% or 12% or 15% if we allowed it to.

M. CHRISTODOLOU            Well, good discipline and it's clearly not the
                           environment to try to be a hero in, so that's great.
                           Just a separate question for Bruce on ILS, I saw that a group called All West recently signed up for ILS.
                           Bruce, I was wondering if you could maybe just give us an update on ILS in terms of the subscriber base, the subscription process, inventory count and customer hits.

B. LANGSEN                 Our usage, the usage that we measure such as the
                           daily activity by customers and the amount of inventory listed, is at an all time record high for ILS. In terms of our process, I'm not exactly sure what you meant by our subscription process, but we have a direct sales force that's in nine U.S. cities, plus Hong Kong, Singapore and throughout Europe that takes leads, as well as information that we get from the industry as far as going after specific companies and types of companies and they pursue new business for us. I don't know if that answers your question on the "how to" from a subscription standpoint. Do you have more to it than that?

M. CHRISTODOLOU            I know about a year and one-half ago, there were
                           remnants in some of these other Web-based competitors who were going to a shorter subscription model and your attempt was to lock them up and take customers out of the market. Are you renewing some of those subscriptions now?

B. LANGSEN                 Absolutely, in fact, the number of annual
                           subscriptions as a percentage of the total number of subscriptions of ILS has continued to grow, that meaning, people are investing in the long-term in ILS. We're clearly the winner in the dot-com war.
                           That said, there is still competition out there and we worry about it every day.

M. CHRISTODOLOU            Is there any pricing power for you versus a year and
                           one-half ago? What might you say are the drivers to the five or six quarters in a row now of, sequential growth?

B. LANGSEN                 I would say it's several things, one of which is that
                           we introduced a new group of products over the last year that we call E-Business Services. That includes our new catalog product and some other decision support information products that have brought, albeit a small amount thus far, have brought in some good revenue for us. We've also increased the number of smaller customers by a substantial amount.

                           Our general aviation and business aviation subscriptions are way up year-over-year. I wish I could say the same thing about the commercial marketplace, but as you've heard and as I'm sure you know, the commercial marketplace has been very difficult. We've maintained our critical mass quite nicely because of our relationships with these people, but it really hasn't been possible to grow that.

                           I would say the other thing that we have put into place over the last year is a new measure, a new level of security. We had a number of people that were passing their IDs around and, of course, in an Internet-based system, that's very difficult for a company that is a per seat subscription model. We have since tightened that up and that has absolutely caused some growth in some companies that were only using a single ID. I would say those are the main factors.

M. CHRISTODOLOU            Great progress. Thank you very much.

B. LANGSEN                 You bet.

COORDINATOR                Our next question comes from Evan Steen from EOS
                           Partners.

E. STEEN Hey there guys, very nice quarter. Pretty much all of my questions have been answered, but let me just ask a few other ones more strategically. Obviously, a lot of your competitors are having tough times. Could you talk about what opportunities are there to gain market share as they have problems[, whether just their balance,] they can't support the inventory or the business is just not running where they thought, and also if there would be any small acquisitions that you would be interested in or you would rather feel you could just win the business outright by competing in the market?

                           Secondarily, from the balance sheet, could you just talk about where you see inventory and receivable days moving as we progress through the quarters? I know there was some extra inventory buying in the fourth quarter and the inventory came down, but maybe just talk to the needs for working capital as we move through the balance of the year.

P. FULCHINO                The first two answers to your questions are yes and
                           yes. Yes, there are competitors out there that we think that we're outperforming in the marketplace and that we are taking share from. We actually have some watch systems internally here ... location by location where we know there's been some strategic decision made by a competitor to either close shop or modify their offering to some degree, and we've tracked how we've performed on an incremental basis against that. We know we are taking market share from the weaker competitors.

                           Two, yes, there are opportunities for us to think about, from a corporate development standpoint, an acquisition or two where we think we can take advantage of the offering that someone who is smaller than us and perhaps not in as great a market situation where we can possibly leverage their supplier base and their customer base into ours nicely.

                           In terms of the working capital requirements, I'm going to let Colin take that question.

C. COHEN Our objective, Evan, is to drive down our working capital dollars invested per dollar of sales and that's a goal that we, as managers, feel is entirely appropriate. The important point to remember, however, with our business is that our working capital is our stock-in-trade. It's equivalent to the capital expenditure base of a manufacturing organization and so the extent to which we take up any of these opportunities, whether they be buying inventory opportunities to become an exclusive supplier of parts on behalf of a manufacturer or we buy a company, the working capital will have to be adjusted on a one-time basis to facilitate that. The same way it would be if we were a manufacturer and we invested in supplies.

                           With that said, the objective during the year will be to make the efficiency of our inventories and our receivables greater within the realms of the contracts that are available to us to facilitate that. The company's shown a good record, I believe, over the last 18 months of being able to do that.

E. STEEN Do you use metrics? For instance, maybe you could speak to the healthcare distributors, which basically are similar to you in the sense that you're both distributors, they refer constantly to return on invested capital and literally, how much of a return they're getting for every dollar they're putting into receivables and inventories, less their payables that go against that. In many instances, at least lately, it's north of 25%. They have the advantage of their products are inflating; the price is going up 5% per year or something, so they have a good kick from that. Could you give me a similar metric for you guys or how you look at that equation?

C. COHEN First, I have to caution you and everybody else on the phone that we don't and won't use non-GAAP numbers in terms of disclosure. You can do the derivation of these results for yourself. We do, however, use such metrics internally, non-GAAP though they are, in terms of return on invested capital, return on our asset base alone, return on working capital as a discreet measure and the amount of dollars we can generate, both in cost as well as in revenue terms per employee, for example, because every one of us in the company has to be productive in different ways in order to make sure that the top line or the costs associated with the top line, which is fundamentally our cost of goods sold, grows exponentially for every dollar that's invested the people resource.

                           So we use all of those types of measures just like a Medco would, for example, in the drug industry, a wholesaler, or for that matter, to some extent even the food industry or the automotive industry would use in the wholesale environment.

E. STEEN Lastly, in regards to that topic, on the payables, is there anything that is inherent in the industry that prevents you - and I haven't calculated, I'm just looking at the receivables and inventory less the payables on a gross basis; I'm not doing it on a days
                           - that prevents you from somehow getting a better balance with the payables to your suppliers? I don't know what days they are. Maybe stretching the amount a little bit, not stretching, but operating in an environment where you would pay them a little bit later so that the balance between what you're carrying versus what you owe would reduce the working investment that's required?

C. COHEN That is, in fact, what working capital management is all about. It's managing that process and the tradeoff is usually always a margin issue. While interest rates are low, there are areas that we can negotiate longer terms, but we also have to, when we do that, provide something as a means to offset that dispensation. The level of trust that exists in this industry is such that you can't stretch your trade without discussing it with them.

                           It sends a very bad message and it implies that some of the issues that everybody is so concerned about with respect to the liquidity of the various levels of the industry may be affecting us in a potentially bad way when that would not be the case. The general answer to your question is yes, we do work that process. We continuously work that process and it's part of the negotiating of our terms applicable to our purchasing arrangements with our suppliers.

E. STEEN Okay, well, congratulations on a very good quarter in a very tough environment.

P. FULCHINO                Evan, I just want to point out one thing on the
                           receivable side. When some of the commercial carriers come at you with discussions about terms to extend our receivables, we have a good answer for that and the answer for that is we're able to get involved in a lean manufacturing and a lean supply logistics situation with them where we keep their inventory investment down and we take the receivables discussion off the table as a result of that.

E. STEEN As I look at it, it's more important, and you see what's going on with the labor, that these people just focus on, like you said, service and running the airlines and let the back office, so to speak, of the inventory management, maintenance, whatever you want to throw in there, to people who can do it more efficiently and do a better job and do it cheaper.

P. FULCHINO                There's one note about that. When you give up these
                           labor contracts like those that have been discussed at American, United, U.S. Air, labor will give up wages and work rules, but they want the work. One of the trade-offs at the table will be that the outsourcing of heavy duty maintenance and things like that will be more of a discussion about keeping it in-house. We're going to benefit one way or the other; whether it's outsourced or not, they're going to buy parts from Aviall.

                           If they're under different conditions and it's aggregated and not parsed out to many different operators, it's aggregated all in one center, then we think we have an enormously good communications opportunity to be able to display to them how we can work with them with the work that they keep in-house to keep their inventories down and to have a fast response system.

E. STEEN                   Okay, I understand. Okay, thank you very much.

COORDINATOR                Our next question comes from George Davies from Adco.

G. DAVIES                  Good morning and it was a good quarter,
                           congratulations as everyone has indicated. I'm looking at two things here. I guess the first one is the interest expense for the fourth quarter versus the first quarter versus the debt levels. The interest expense actually rose modestly, a couple hundred thousand dollars, while your debt level at the end of the quarter at least was down from December 31 to March 31, a couple of million dollars, a bit more. I would have expected your interest expense on flat debt would have been lower, not higher. How did that work? Is there anything going on there?

C. COHEN Only the fact that the interest expense accrues during a 90-day period and you're just looking at a photographic snapshot of March the 31st, so it's actually during all of January and the early part of February the debt levels were higher, as was the inventory. A lot of this inventory takes that amount of time to roll out. The fact that we did roll as much out as exhibited and as we had effectively promised with the effect of our year-end buildup is, I think, a good statement of our ability to execute on our intention. The rate at which it does so is an element that only falls out when you look at accumulated inventory period.

                           There other thing is there are some variations. When we know that we are going to reduce our debt in a larger proportion of our revolver, prime based borrowing versus euro dollar based borrowing does raise the effective coupon by about 180 basis points. This is debt available we can pay down. The last thing that I want to see as the treasurer not having cash on deposit while we're borrowing money. That's the last thing we should be affording ourselves. We've had a higher proportion of prime based borrowing during the last 60 days of the quarter. What we ordinarily would do is we get the effective pay down from the liquidation of inventory.

G. DAVIES                  That's a worthy answer, thank you. The last question,
                           I guess, I have you on the latest 12-month basis on a fully diluted earnings or diluted earnings as they're now called, the latest 12 months of $0.94. I also wrote down estimates for the year of $0.90 to $0.93.
                           I believe that came from your earlier guidance. The implication, of course, is that we're going to have flat to down at some point, if not throughout, the subsequent nine months here. Just how would you respond to that?

P. FULCHINO                I think our $0.90 to $0.93 is ... our operating range
                           ....

G. DAVIES                  I'm sorry, say again.

P. FULCHINO                Our $0.90 to $0.93 guidance is basic earnings. It
                           does not have any gains in there ... . I think you
                           may have calculated something ... at best maybe up to
                           $0.05 or $0.07 or $0.08 in there of ... environmental
                           gains, perhaps some .... I'm not quite sure what your
                           number ... .

G. DAVIES                  I have for last year for the subsequent quarters
                           after the first quarter, I have you at $0.26, $0.22 and $0.24 and now we have $0.22 and I think that comes to $0.94. I'm just trying to see, there's nothing wrong with having flat to down earnings over the next nine months; I'm just -

P. FULCHINO                I think you're caught up in a calculation of diluted
                           versus basic. The simplest thing to understand is
                           that we .... We will be improving our earnings by at
                           least ... that is an improvement in our overall earnings.

C. COHEN                   Per our guidance.

P. FULCHINO                Per our guidance.

C. COHEN That's the number that is out there. The calculation requires this complicated allocation ... in terms of the portion ... of preferred stock to probable stock in ....

P. FULCHINO                I think your basic versus diluted calculation is
                           apples and oranges. That's why you have a higher
                           number on one calculation compared to the actual
                           number ....

G. DAVIES                  I see, all right. Thank you very much.

P. FULCHINO                If you have any further questions, please call David
                           Leedy or Colin Cohen. They'll be happy to talk you through the calculation.

G. DAVIES                  I bet I'll do that. Thank you.

C. COHEN There is an outline of the calculation in the 10-K for last year.

COORDINATOR                Our next question comes from Mike Nery at Nery Asset
                           Management.

M. NERY Hello, it's Mike Nery at Nery Asset Management. I have just a couple quick questions. On the inventory side, when you end the year, apart from new contracts and new deals and things like that, do you think inventory will end the year somewhere around where we are today, higher, lower? What are your thoughts?

P. FULCHINO                I think you're in the same zip code. Yes, I think
                           it's about where it is right now and, as you know, our revenues will be slightly up which puts us at a better productivity level on a year-to-year basis because our revenues are higher this year than they were last year.

D. KOMNENOVICH             The other thing, Mike--this is Dan-is that I'd
                           qualify a little bit Paul's remark because at the end of the year a hell of a lot of product [came in] and it was offset by an accounts payable so the net working capital [did not grow] but the inventory level seems to be, as always [an amount that grows slowly].

P. FULCHINO                All things being held equal, it should remain right
                           about where it is.

M. NERY Okay. Capex, what was it in the quarter and what are you looking at for the year again?

C. COHEN Capex number was just below $1 million for the quarter, a little lower than we expected. Our annual number is in the region of $12 million ....

M. NERY                    Somewhere around $12 million for the year you said?

C. COHEN We're running below our plan at the moment, so just over $1 million.

M. NERY Last thing, I don't know if you guys might want to consider this, you have almost all the key items for the balance sheet in your press release. Have you thought about just putting the whole balance sheet in there?

C. COHEN We had thought about it. The auditors aren't ready for that release at this point, so it goes in the 10-Q, which will be available shortly.

M. NERY                    Sounds good. Thank you.

C. COHEN                   Thank you.

COORDINATOR                Our next question comes from Edmund Griffin from
                           Black Rock.

E. GRIFFIN                 Good morning. You mentioned earlier that your airline
                           business was down about 6.5% when you take out the Honeywell business. I'm just wondering, what are your expectations for the remainder of the year, excluding
                           Honeywell?

P. FULCHINO                I'd first qualify that Honeywell isn't [the only] new
                           business that we've gotten that we've taken out. We
                           do have some other accounts that affect that. Your
                           question is directed, I just want to make sure it
                           isn't ... .

E. GRIFFIN                 I'm sorry. You're breaking up a little bit. It's hard
                           to hear.

P. FULCHINO                Your comment about it was 6.5% down because of
                           Honeywell, I just want to qualify the fact that 6.5% down, Honeywell is a big proportion of that, but there are other things, other new accounts that we've been able to attain that influenced that number.

                           Now, related to your second question is what will the rest of the year look like. Once again, nobody has a crystal ball and assuming that there is a situation that is, over time, mildly stabilizing, the industry proceeds through its restructuring, which we had talked about, I really think that our situation as of right now ... I would like to see it slide a little bit up over time, start to climb back to a level that it is just not going to be as healthy as pre-September 11th, but my hope is that the 6.5% down will get to zero, flat against last year and then slightly climb from there.

                           Whether that's a drag out over one quarter or three quarters, it's anybody's guess at this point. We've been fairly accurate in our estimation, but the timing of the Iraq war and the impact of the Iraq war and the SARS activity were things that drove things down another 10% and 20% that no one predicted six or eight months ago. I had predicted a 2004 steady state situation; it's probably going to be longer than that, but I think a gradual improvement from here to the beginning of 2004, small steps, would be my guess what would happen in the airline business.

E. GRIFFIN                 Okay. Can you refresh my memory on your debt? How is
                           that structured? The $219 million, what does that consist of?

C. COHEN There are two issues. There is a mezzanine or subordinated debt issue of $81 million. The balance is made up of senior secured revolving credit.

E. GRIFFIN                 Okay, so the senior note is at 14%?

C. COHEN                   That's right. That's the subordinated.

C. COHEN I'll just make one comment about the projection for the future. If you look at the '91 recession in the aerospace industry, everybody felt by '92 or '93 that there was steady state or a recovery that would be shortly evident, but in reality, most people didn't see that until '95. What we may be reporting over the next quarters may be a function of a lag that's been built up in the industry's ability or wish to buy, purchase, whatever you want to call it, which may not produce the levels of recovery that we're actually going to be seeing in flying terms at that point. Even if people are going to fly more, say, in the fourth quarter, we may not see the effect of that immediately, as will other suppliers. There's a lot of unused capacity, unused inventory, in the airline coffers at this point and they're going to have to make the most of it.

P. FULCHINO                It's consistent with what I said, a very small step
                           climb out may take a couple of years before we can start to get the thing rationalized to such a point where flying hours ... the flying public and the flying hours associated with that go through organic
                           [growth].

COORDINATOR                Our next question comes from Matthew Spotswood from
                           Basix Capital.

M. SPOTSWOOD               Hello. Thank you. I'm actually somewhat new to your
                           story. I have just a couple quick questions. Can you give me the cash flow in the quarter?

C. COHEN Would you like to define cash flow? We now have a group of definitions and we can only give you those.

M. SPOTSWOOD               Okay. I guess just your general cash flow from
                           operations.

C. COHEN The cash flow from operations prior to financing was a positive $1 million, give or take.

M. SPOTSWOOD               Okay, great.

C. COHEN                   That includes our working capital investment.

M. SPOTSWOOD               Okay. With regards to restructuring of some of your
                           senior [un]secured notes, would you consider doing that even without any type of a new chunk of business?

P. FULCHINO                Yes, but it's going to be modeled against the
                           attractiveness of the market, the current outlook and the probability that we think we will utilize funds appropriately in the next 12 months. That also influences the sizing of a facility that we would undertake.

C. COHEN We have made a disclosure specific to this in our 10-K and the issues that we're facing as to whether we should finance before we actually need the funds. Paul is saying in that context that at the time that we feel that it is appropriate because we have visibility on the use of the funds, given the windows open in the market, it's the right thing to do. We'll exercise that option.

M. SPOTSWOOD               Just a last question with regard to kind of an
                           operating model as you go forward, I know that gross margins are kind of coming down with regards to kind of the mix shift, going to more military and so forth, but on an operating margin basis, do you have anything in mind that we might be able to model goals set for the future?

P. FULCHINO                Yes, when we began the drill about three years ago,
                           it was my hope that I would improve operating base...
                           here. ... that does go up to that level and where we
                           are now, it would be my hope [that with] continued
                           S&A efficiency ... that we would like to see if we can improve upon that operating income ... perhaps about 50 basis points over the next three years here.

M. SPOTSWOOD               Okay, so 50 basis points per year.

P. FULCHINO                Yes, instead of saying I'd like to repeat 100 basis
                           points, I have a goal to get to 10% operating income.
                           It's not a long-term goal; it's pretty much a near to medium-term goal over the next three to five years. I think we have beaten our growth records of revenue increase and operating income that we set for five years; we did it in half that time. What I'd like to suggest now is, rather than give an aggressive operating income improvement based on the scale of where we're at right now, I'd like to suggest that perhaps we steadily improve year-over-year at the level of perhaps 50 basis points. I'd like to see that done for at least the next two years and then we'll see where we go from there, but I'm aiming and targeting certainly a five-year plan.

M. SPOTSWOOD               Great, thank you very much.

COORDINATOR                Our next question comes from Steve Cristal from the
                           Clark Estates.

S. CRISTAL                 My one question was if you could break out your sales
                           by segment for the quarter.

D. KOMNENOVICH             Steve, this is Dan. At least in Aviall Services, it's
                           roughly 50% military, 30% general aviation and 20% commercial.

S. CRISTAL                 What about the rest of the business?

D. KOMNENOVICH             Well, the rest would be ILS.

B. LANGSEN                 We're about - these are really rough numbers - about
                           15% airlines, about 15% manufacturing, about 25% MRO and the rest of it are distributors, redistributors, suppliers and brokers.

S. CRISTAL                 Okay. Is there a way you could break it out by
                           military and/or commercial, things like that, just to get a flavor of what happened this quarter?

C. COHEN                   Are you talking about the ILS?

S. CRISTAL                 Just talking about the whole business really.

C. COHEN We will release that in the segment information as part of our 10-Q and Dan's business, the services business is such an overwhelming proportion that the percentages that Bruce disclosed won't really change the numbers that they gave you by way of indication.

S. CRISTAL                 Okay. My last question is on the operating margin
                           that you touched upon in the previous question. It looks like if you didn't have that large, I'll call it unusual, charge off of $1.2 million that your SG&A would be about $24 million in the quarter. If the sales would stay flat, is there room to improve that this year?

C. COHEN                   Which, the SG&A number or operating model?

S. CRISTAL                 Well, it would be both, I suppose, but if this was a
                           run rate this quarter, could you reduce your SG&A going forward or is that a number you expect to get a lot of leverage as sales improve?

C. COHEN As sales improve, we can clearly leverage that, but the absolute level of that number is being impacted by, I think, an increase in costs associated with our insurance on the one hand -- we expect to see it continuing to increase because of the lack of capital that's in the insurance market - and the effective costs of Sarbanes-Oxley. These numbers, while we have budgeted numbers for S&A, are not really known because nobody has ever done the type of work that Sarbanes-Oxley is demanding on a cohesive basis and to some extent, it's how long is a piece of string.

                           We're relatively comfortable that we're not going to get any big surprises or shocks associated with Sarbanes-Oxley ... control process is in the company have both been in existence for a long time and are fairly tight. Nevertheless, the ability to audit those controls has never been required before and that's where we're living with an expense level that [is] uncertain and does impact our ability to produce an absolutely lower level of S&A as opposed to a lower level of growth in the S&A.

S. CRISTAL                 Okay. What sort of incremental margin would you have
                           going forward on a sales increase?

C. COHEN You're asking us to change our guidance by giving you that particular piece of information and that's something that, at this point, we're not willing to speculate on.

S. CRISTAL                 Okay, but it's a very scalable model is what I should
                           take from it?

C. COHEN                   Right.

P. FULCHINO                Absolutely.

C. COHEN Right, as Paul indicated in his initial remarks, there are certain numbers of dollars that get invested in S&A for every dollar of revenue. The challenge to us is to continue to make that S&A dollar less and less for every dollar of revenue and the challenge to you guys, obviously, is to figure out if we can do better than it seems that we've done in the past.

S. CRISTAL                 Right, okay, well great. Thank you.

P. FULCHINO                Thank you.

COORDINATOR                At this time, there are no further questions.

D. LEEDY We thank you very much for your participation in the call and look forward to talking to you in the near future.

COORDINATOR                Thank you for participating in today's conference
                           call. You may disconnect at this time.